Exhibit 77C

ADDITIONAL INFORMATION

Shareholder Meetings (Unaudited)

"At a special shareholders meeting held on June 2, 2005, shareholders " "of Loomis Sayles Funds I, of which the Loomis Sayles High Income " "Opportunities Fund is a series, voted for the following proposals:"

1. Election of Trustees for Loomis Sayles Funds I (Trust I)


Votes For

Votes Withheld

Total Votes

"Graham T. Allison, Jr."

"347,025,779.28"

"4,735,065.45"

"351,760,844.73"

Edward A. Benjamin

"346,930,115.79"

"4,830,728.94"

"351,760,844.73"

Daniel M. Cain

"347,183,613.37"

"4,577,231.36"

"351,760,844.73"

Paul G. Chenault

"346,203,202.64"

"5,557,642.09"

"351,760,844.73"

Kenneth J. Cowan

"346,241,626.35"

"5,519,218.38"

"351,760,844.73"

Richard Darman

"347,067,297.26"

"4,693,547.47"

"351,760,844.73"

Sandra O. Moose

"347,038,363.63"

"4,722,481.10"

"351,760,844.73"

John A. Shane

"346,222,682.01"

"5,538,162.72"

"351,760,844.73"

Charles D. Baker

"347,063,088.71"

"4,697,756.03"

"351,760,844.73"

Cynthia L. Walker

"347,100,786.27"

"4,660,058.46"

"351,760,844.73"

Robert J. Blanding

"347,078,637.14"

"4,682,207.59"

"351,760,844.73"

John T. Hailer

"347,043,417.08"

"4,717,427.65"

"351,760,844.73"


2. Approval of an Amended and Restated Agreement and Declaration of Trust for Trust I

Voted For

Voted Against

Abstained Votes

Broker Non-Votes

Total
Votes

"215,088,492.39"

"3,939,453.03"

"6,414,873.94"

"142,944,516.00"


"368,387,335.36"

"With respect to this proposal, the meeting was adjourned to June 22, " 2005 due to insufficient votes to pass the proposal.